AAVIN EQUITY ADVISORS, LLC
CODE OF ETHICS AND PERSONAL TRADING POLICY
(Effective as of September 1, 2009)

1.1	Overview

Aavin Equity Advisors, LLC (the "Company") expects all employees to uphold their fiduciary duty to act in the best interest of its clients.  Every employee is expected to follow the Company's established standards of conduct and personal trading compliance guidelines as outlined within this policy.

On an annual basis, employees are required to acknowledge that they have received, read and complied with the Company's Policies and Procedures Manual, which incorporates this policy.  Furthermore, any new Company employee will also be required to sign a similar acknowledgment.

1.2	Terms and Definitions

A.	Definitions (as used within this policy):

1.
"Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

2.
"Beneficial Ownership" is as defined in Rule 16a-1(a) adopted under the 1934 Act, and includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect monetary interest in the security.  The term "monetary interest" in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

3.
"Employee" includes "Supervised Person" as set forth in Section 202(a)(25) of the Investment Advisers Act of 1940, as amended (the "Advisers Act").  In summary, a supervised person is any officer, director, partner, and employee of the Company, and any other person who provides advice on behalf of the Company and is subject to the Company's supervision and control.

4.
"Federal Securities Laws" means the Securities Act of 1933 ("1933 Act"), the Securities Exchange Act of 1934 ("1934 Act"), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 ("1940 Act"), the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC")

under any of these statues, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

5.	“Fund” means any investment company either registered under or subject to the 1940 Act, for which the Company serves as investment adviser.

6.
“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately prior to such registration, was not subject to the reporting obligations of sections 13 or 15(d) of the 1934 Act.

7.	"Private Placement" has the same meaning as "Limited Offering," an offering that is exempt from registration under the 1933 Act.

8.	"Security" has the same meaning as set forth in Section 202(a)(18) of the Advisers Act, except that it does not include the following securities ("Excluded Securities"):

a.	Shares of registered open-end investment companies registered under the 1940 Act.

b.	Direct obligations of the United States Government; and

c.	Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

Some of the more common inclusions in this definition are any note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares issued by exchange-traded funds (ETFs), certificate of interest or participation in any profit-sharing agreement, or any put, call, straddle or option on any security or on any group or index of securities.

1.3	Standard of Conduct

The Company has a duty of utmost good faith to act solely in the best interests of each of its clients.  Clients entrust the firm with their funds, which in turn places a high standard on the conduct and integrity of Company employees and supervised persons.  The Company's fiduciary duty compels all employees and supervised persons to act with the utmost integrity in all dealings.  This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all dealings with Company clients.

In connection with these expectations, the Company has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with the Company's core belief that ethical conduct is premised on the fundamental principals of openness, integrity, honesty and trust.

A.	Core Principles

1.
Employees are expected to comply with Federal Securities Laws as well as applicable State securities laws.  Strict adherence to the Company's Policies and Procedures Manual and instructions provided by the Chief Compliance Officer will assist employees in complying with this important requirement;

2.	The interests of clients should be placed ahead of those of the Company and employees;

3.	Employees are expected to conduct their personal securities transactions in accordance with this policy and employees will strive to avoid any actual or appearance of a conflict of interest;

4.	Non-public inside information shall not be used when trading either in personal accounts or on behalf of the Company's clients;

5.	Employees shall not take inappropriate advantage of their position with the Company;

6.	Employees shall avoid any actual or potential conflict of interest with any Company client in all personal securities transactions;

7.	Diligence and care shall be taken in maintaining and protecting nonpublic information concerning the Company's clients (as addressed in the Company's Privacy Policy); and

8.	The Company will strive to foster a healthy culture of compliance.

9.
No employee of the Company, in connection with any purchase by such person of any Security which is either held or to be acquired by a Fund, shall: (a) employ any device, scheme or artifice to defraud such Fund, (b) many any statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to such Fund, in light of the circumstances under which they are made, not misleading, (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such Fund, or (d) engage in any manipulative practice with respect to such Fund.

B.	Personal Conduct

1.	Acceptance of Gifts

Employees are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value (defined as $100) from any person or entity doing business with the Company.  This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose.

2.	Service as Director for an Outside Company

Any employee wishing to serve as a director for an outside company (public or private) must first seek the approval of the Company's Chief Compliance Officer.  The Chief Compliance Officer, in reviewing the request, will determine whether such service is consistent with the interests of the firm and its clients.

3.	Outside Business Interests

Employees wishing to engage in business activities outside of the Company's business must seek approval from the Chief Compliance Officer and, if requested, provide periodic reports to the Chief Compliance Officer summarizing those outside business activities.

1.4	Personal Trading Policy

A.	Personal Trading Restrictions

1.	Personal Accounts with Sub-Advisers

Upon obtaining approval from the Chief Compliance Officer, employees may maintain personal accounts with sub-advisers that the Company recommends to clients.

2.	Personal Investment in IPOs and Private Placements

Employees shall not acquire, either directly or indirectly, any Beneficial Ownership in Securities in an Initial Public Offering or a Private Placement without express prior approval from the Chief Compliance Officer.  In determining whether approval should be granted, the Chief Compliance Officer should consider:

a.	Whether the investment opportunity could be reserved for the Company's clients; and

b.	Whether the opportunity is being offered to an individual by virtue of his/her position with the Company.

1.5	Reporting Requirements

A.	Reporting Requirements by Employees

1.	Quarterly Transaction Report

Employees are required to submit to the Chief Compliance Officer a quarterly report of personal Securities transactions in which the employee has a direct or indirect Beneficial Ownership interest (see Exhibit A).  This report is due 30 calendar days following each calendar quarter-end.  A form of this report is available from the Chief Compliance Officer.  The following transactions do not require reporting:

•	Transactions in accounts in which the Company receives duplicate account statements from the employee’s broker;

•	Transactions in accounts over which the employee has no direct or indirect influence or control; and

•	Securities purchased pursuant to an automatic investment plan so long as the investment was determined in advance of the actual trade.

2.	Initial and Annual Holdings Report

Employees are required to provide a report of all personal holdings of Beneficial Interests in Securities to the Chief Compliance Officer within 10 calendar days upon becoming a Company employee and within 30 calendar days of year-end on an annual basis, as directed by the Chief Compliance Officer (see Exhibit B).  The initial and annual holdings reports shall be current within 45 days prior to the date of employment and date of submission, respectively.  These reports are available from the Company's Chief Compliance Officer.

B.	Review of Personal Securities Reports

The Chief Compliance Officer will generally consider the following factors when reviewing reportable security holdings and transactions reports as well as personal account statements:

1.	Whether the employee benefited from his/her relationship with sub-advisers;

2.	Whether the transaction harmed any client; and

3.	Whether the transaction has the appearance of impropriety.

An employee designated by the Chief Compliance Officer will review the Chief Compliance Officer's personal securities reports (see Exhibit C and Exhibit D).  In no case should an employee review his/her own report.

1.6	Record Retention Requirements

The Company will keep the following records regarding this Code of Ethics and Personal Trading Policy:

1.	All versions of this Code of Ethics and Personal Trading Policy adopted by the Company during the prior five years;

2.	Employees' written acknowledgement of receipt of the Company's Policies and Procedures Manual, which references this Code of Ethics and Personal Trading Policy, provided during the prior five years;

3.	Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;

4.	Violations of this Code of the Ethics and Personal Trading Policy, and records of action taken as a result of the violations during the prior five years;

5.	All personal transaction and holdings reports made by employees and copies of investment account confirmations and statements;

6.
Written approvals of acquisitions of Beneficial Ownership of securities in Initial Public Offerings and Private Placements, including documentation of the reasons for the approval, for a period of five years from the end of the Company fiscal year in which such approval was granted; and

7.	A record of all persons who were responsible for reviewing the reports required to be provided under Section 1.5 of this Code of Ethics and Personal Trading Policy during the previous five years.

1.7	Reporting of Violations

All employees are required to report promptly any violation of this policy (including the discovery of any violation committed by another employee) to the Chief Compliance Officer.  Examples of items that should be reported include but are not limited to:  (i) non-compliance with federal securities laws; (ii) conduct that is harmful to clients; and (iii) purchasing securities contrary to the personal trading policy.

Employees are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by Company management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the Chief Compliance Officer determines the employee reported such apparent violation in good faith.

1.8           Sanctions

Upon discovering a violation of this Code of Ethics and Personal Trading Policy, the Chief Compliance Officer may impose such sanctions as he deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

1.9	Fund Matters

1.
The Company will provide the board of directors of any Fund of any material changes to this Code of Ethics and Personal Trading Policy, which material changes must be approved by any such board of directors.

2.
The Company will provide the board of directors of any Fund with an annual written report which (a) describes any issues arising under this Code of Ethics and Personal Trading Policy since the last such report, including information about material violations of this Code of Ethics and Personal Trading Policy or any procedures and sanctions imposed in response to such material violations; and (b) certifies to such board of directors that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics and Personal Trading Policy.

INSIDER TRADING POLICY

2.1           Overview

No employee may purchase or sell a security while in possession of material, nonpublic information.  This prohibition applies to transactions made personally by Company employees, including personal trades in any mutual fund or other registered investment company advised by the Company, and transactions made on behalf of others, including trades in client accounts managed by the Company.  The Company also prohibits communicating material, nonpublic information to others in violation of the law, frequently referred to as "insider trading."  This policy applies to every employee and extends to activities within and outside their duties at the Company.  Questions regarding this policy may be directed to the Chief Compliance Officer.

"Insider trading" generally refers to the use of material, nonpublic information to trade in securities (whether or not one is an "insider" of a specific company).  Insider trading also encompasses the communication of material, nonpublic information to others. Individuals trading securities while in possession of material, nonpublic information or improperly communicating that information to others may be exposed to stringent penalties.  While penalties may be imposed internally by the Company, employees trading while in possession of material, nonpublic information may be subject to legal penalties as well.

2.2           Procedures

The following procedures have been established to aid the Company and all employees in avoiding insider trading, and to assist the Company in preventing and detecting insider trading.  Any questions regarding these procedures should be directed to the Chief Compliance Officer.

A.	Identifying Nonpublic Information

Before employees trade securities for themselves or others, including private accounts managed by the Company, an employee should ask him/herself the following questions regarding the information they receive about the security:

1.
Is the information material?  Is this information that an investor would consider important in making his, her or its investment decisions?  Is this information that would substantially affect the market price of the security if it were generally disclosed to the public?

2.
Is the information nonpublic?  To whom has this information been provided?  Has the information been communicated to the marketplace by being published in The Wall Street Journal, brokerage reports, the internet or other publications of general circulation?

B.	Employee Actions

If, after consideration of the above, (i) any employee believes he or she is in receipt of material, nonpublic information; (ii) an employee has questions as to whether he or she is in receipt of material, nonpublic information; or (iii) any employee suspects a client is trading based on inside information, the employee should take the following steps:

1.	Report the information and, if applicable, proposed trade immediately to the Chief Compliance Officer.

2.	Do not purchase or sell the securities either on behalf of yourself or on behalf of others, including any client account managed by the Company.

3.	Do not communicate the information inside or outside of the Company, other than to the Chief Compliance Officer.

4.
After the Chief Compliance Officer has reviewed the issue, the employee will be instructed either to continue the prohibition against trading and communication because the Chief Compliance Officer has determined that the information is material and nonpublic, or the employee will be allowed to trade the security and communicate the information.

C.	Compliance Department Actions

Upon determination that the information may represent material inside information, the Chief Compliance Officer will take the following actions, as deemed appropriate:

1.	If feasible, ascertain the validity and nonpublic nature of the information, possibly with the issuer of the security.

2.	Consider a halt to all firm trading activity in the security.

3.	Consider a halt to all recommendations of the security.

4.	Request the issuer or other appropriate parties to disseminate the information promptly to the public if the information is valid and nonpublic.

5.	Take steps to ensure all files containing material, nonpublic information are sealed and access to computer files containing material, nonpublic information are restricted.

6.	Consult with other senior members of the firm, as appropriate.

7.	Notify legal counsel and request advice as to what further steps should be taken before transactions or recommendations in the securities are resumed.

In addition, the Chief Compliance Officer will confidentially document the firm's actions in addressing the material inside information including the use of an internal "restricted list" of securities about which the firm may be in receipt of inside information.

EXHIBIT A

QUARTERLY PERSONAL TRANSACTION REPORT

For the Quarter-Ended:__________________

Employee Name:_____________________________

I am reporting below all transactions required to be reported for the quarter pursuant to the Company's Code of Ethics and Personal Trading Policy.  I am required to report all transactions of securities1 in which I have a direct or indirect Beneficial Ownership interest.  I am not required to report shares of registered open-end investment companies (mutual funds), securities issued by the United States government, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments, and purchases and withdrawals made pursuant to a pre-set automatic investment plan.  I have signed and returned this form by the 30th calendar day following each calendar quarter-end.

TRANSACTION REPORTING

Check applicable boxes:	(a)	❑	I had no reportable transactions during this reporting period.
	(b)	❑	My only reportable transactions occurred in brokerage accounts where the Chief Compliance Officer has duplicate copies of the account statements.
	(c)	❑	I had reportable transactions, as disclosed below.
	(d)	❑	I had reportable transactions, as disclosed on the attached investment account statements or confirmations.

REPORTABLE TRANSACTIONS

Trade Date	Security Name and Ticker/CUSIP	Number of Shares/Par Int. Rate/Maturity	Purchase / Sale / Other	Price	Principal Amount	Broker Name	Account Number

(attach additional sheets if necessary)

NEW BROKERAGE ACCOUNTS
Name of Broker, Dealer or Bank	Account Number	Date Account Established

Signature	Date

_______________________________

1 "Securities" include any note, stock, treasure stock, bond debenture, evidence of indebtedness, shares issued by exchange-traded funds (ETFs), certificate of interest or participation in any profit-sharing agreement, or any put, call, straddle or option on any security or on any group or index of securities.  Any securities acquired in profit-sharing or dividend reinvestment plan (other than automatic investments) must be reported.

EXHIBIT B

INITIAL AND ANNUAL PORTFOLIO HOLDINGS REPORT

For the Year-Ended:__________________

Employee Name:_____________________________

I am reporting below all portfolio holdings required to be reported pursuant to the Company's Code of Ethics and Personal Trading Policy.  I am required to report all holdings of securities2 in which I have a direct or indirect Beneficial Ownership interest.  I am not required to report shares of registered open-end investment companies (mutual funds), securities issued by the United States government, hankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments.  This report must be current within 45 days prior to the date of employment and date of submission, respectively.  I have signed and returned this form by the 30th calendar day following the end of the calendar year or by the 10th calendar day after employment if this is my initial holdings report.

PORTFOLIO HOLDINGS

Check applicable boxes:	(a)	❑	I have no reportable holdings that require disclosure.
	(b)	❑	I have reportable holdings, as disclosed below.
	(c)	❑	I have reportable holdings, as disclosed on the attached investment account statements or confirmations.

PORTFOLIO HOLDINGS

Account Number	Security Name and Ticker/CUSIP	Number of Shares/Par	Principal Amount	Broker or Bank Name

(attach additional sheets if necessary)

NEW BROKERAGE ACCOUNTS

Name of Broker, Dealer or Bank	Account Number	Date Account Established

Signature	Date

_______________________________
1 "Securities" include any note, stock, treasury stock, bond debenture, evidence of indebtedness, shares issued by exchange-traded funds (ETFs), certificate of interest or participation in any profit-sharing agreement, or any put, call, straddle or option on any security or on any group or index of securities.  Any securities acquired in a profit-sharing or dividend reinvestment plan (other than automatic investments) must be reported.

  B-1

EXHIBIT C

REVIEW OF QUARTERLY PERSONAL SECURITIES TRANSACTION REPORTS

Employee:    __________________________________

Quarter Ending:     _____________________________

I have reviewed the personal securities transaction report for the above named access person and noted the following (check all that apply):

❑	The report is signed and dated within 30 calendar days of quarter-end.
❑	No transactions noted.
❑ Due to the size and nature of the individual trades, I do not believe our clients were adversely impacted by the above access person's trades.
❑ Other notes:

Reviewer Name

Signature	Date

                                                                                       C-1

EXHIBIT D

REVIEW OF INITIAL/ANNUAL PERSONAL SECURITIES HOLDINGS REPORTS

Employee:   __________________________________

Period Ending:    ______________________________

I have reviewed the personal securities holdings report for the above named access person and noted the following (check all that apply):

❑
For annual reporting by existing access persons:  the report is signed and dated within 30 calendar days of year-end and, when shown, the reported holdings are current within 45 days prior to the date of the report.

❑
For new access persons: the report is signed and dated within 10 calendar days after the employee became an access person and, when shown, the reported holdings are current within 45 days prior to the date of the report.

❑	No reportable holdings noted.
❑	Reportable holdings noted:
❑
I do not believe our clients are adversely impacted by the above access person's personal securities holdings, nor do I believe the access person's holdings present a material conflict of interest for the Company or our clients.

❑ Other notes:

Reviewer Name

Signature	Date

                                                                                           D-1